UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/15/2005

Casey's General Stores, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-12788

IA	42-0935283
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Convenience Blvd.
PO Box 3001
Ankeny, IA 50021
(Address of principal executive offices, including zip code)

515/965-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 7.01.    Regulation FD Disclosure

On December 15, 2005, Casey's General Stores, Inc. (the "Company") reported November 2005 same-store sales results.   Average gasoline gallons sold per store increased 3.9% in November 2005 compared to November 2004.   The average retail price of gasoline sold during November 2005 was $2.08 per gallon.   Same-store sales of grocery and other merchandise increased 5.4% and prepared food and fountain same-store sales increased 8.8% in November 2005 compared to November 2004.

As reported in its Form 8-K filed January 3, 2002, the Company amended its insider trading policy on December 13, 2001 to permit its officers and other insiders to enter into trading plans or arrangements for systematic trading of the Company's Common Stock. The Company has been advised that Donald F. Lamberti, a member of the Board of Directors of the Company, has entered into such a trading plan, under which he will sell an aggregate of 300,000 shares of Common Stock at the rate of 7,500 shares per week, commencing January 6, 2006 and continuing through October 2, 2006, at the then prevailing market price.

The information contained in this Form 8-K is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Casey's General Stores, Inc.

Date: December 15, 2005	By:	/s/ William J. Walljasper
William J. Walljasper
Chief Financial Officer